Exhibit 99.1

Zebra Technologies Corporation
333 Corporate Woods Parkway
Vernon Hills, Illinois 60061.3109 U.S.A.
Telephone +1.847.634.6700
Facsimile +1.847.913.8766
www.zebra.com

FOR IMMEDIATE RELEASE

Zebra Technologies Reports Net Income Up 36% on 27% Sales Growth to Record Levels

Vernon Hills, IL, October 27, 2004–Zebra Technologies Corporation (Nasdaq: ZBRA) today announced continued high growth in net sales, net income and earnings per share to record levels for the third quarter that ended October 2, 2004. Quarterly net income increased 36.2% to $31,319,000, or $0.43 per diluted share, from $22,999,000, or $0.32 per diluted share, for the same period a year ago. Third quarter net sales advanced 27.1% to $171,176,000 from $134,649,000. Per-share figures for 2003 were adjusted for a three-for-two stock split that was paid on August 25, 2004, in the form of a 50% stock dividend. Sales and earnings results exceeded previously announced forecasts and analyst consensus estimates. The company also announced a continuation of the positive outlook in its financial forecast for the fourth quarter of 2004.

“The business momentum that delivered record results for the first half of this year has carried into the second half,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Consistent growth occurred across products, channels, and geographies. Our North American region grew 31% for the quarter, including large shipments of mobile printers to support enterprise mobility in retail and manufacturing. Zebra is winning more business around the world, on the strength of its brand, global reach, and the success of activities creating greater demand for specialty digital printing solutions.”

Mr. Kaplan added, “Zebra is ideally positioned for additional growth and stockholder value creation. We are extending our leadership position in attractive markets for barcoding and plastic card printing. In radio frequency identification, we are using our industry leadership, market coverage, and broad RFID product line to help companies meet approaching compliance labeling deadlines, as well as develop and implement RFID solutions in several industries seeking to benefit from using the technology. At the same time, we are also bringing Zebra’s financial and operational resources to bear on opportunities in digital photo printing and additional mobile solutions for an increasing array of vertical market applications.”

For the first nine months of 2004, net sales were a record $488,180,000, up 25.4% from $389,197,000 for the same period in 2003. Net income increased 31.8% to a record $88,682,000 from $67,301,000. On a per-share basis, split-adjusted diluted earnings were $1.22 versus $0.94 for the same period a year ago.

At October 2, 2004, Zebra had $523,040,000 in cash, investments and marketable securities, and no long-term debt. Inventories totaled $54,313,000 and accounts receivable were $95,300,000, both reflecting the higher level of business for the quarter.

Discussion and Analysis

Continuing the trends affecting the first half of 2004, all major product lines and geographic regions contributed to the company’s sales growth for the third quarter of 2004. The company’s North American region experienced an acceleration in sales growth to a record level and made the largest contribution to total sales growth. Outside North America, sales growth occurred in all geographic regions, including record sales in the company’s Latin American region. Higher average unit prices supplemented higher unit volumes. Gross profit margin of 50.9% increased 0.6 percentage points from the third quarter of 2003, primarily from higher capacity utilization related to the higher sales volume and, to a lesser extent, cost reductions and favorable foreign exchange rates. Third quarter operating expenses increased 23.4% over the same period a year ago, including $715,000 in exit costs related to the company’s previously announced consolidation of manufacturing and service operations. Third quarter operating expenses also reflect higher payroll and benefits from increased headcount to support sales and marketing activities and product development, including those related to RFID products, as well as higher legal expenses related to litigation and increased work on intellectual property matters. Quarterly operating income increased 33.8% on margin expansion to 26.3% of net sales from 25.0% for the third quarter of 2003.

Fourth Quarter Outlook

Zebra also announced its financial forecast for the fourth quarter of 2004. Net sales are expected within a range of $170,000,000 and $174,000,000, or up 15% to 18%, with earnings growth of 21% to 29%, to between $0.41 and $0.44 per diluted share. This forecast implies full-year sales growth of approximately 23% to a record $660,000,000, and 29% growth in net income to approximately $120 million, or $1.65 per share.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the fourth quarter of 2004 stated in the paragraph directly above. These statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these factors include market acceptance of the company’s products and product lines and competitors’ product offerings, as well as the speed of adoption of the company’s printing technologies and competing technologies. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” “forecast” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2003.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 90 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than three million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions, and printing supplies. Information about Zebra Technologies can be found at www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the third quarter of 2004. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	October 2, 2004	December 31, 2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$10,269	$14,266
Investments and marketable securities	512,771	433,582
Accounts receivable, net	95,300	81,867
Inventories	54,313	42,781
Deferred income taxes	5,481	4,507
Prepaid expenses	4,921	4,415
Total current assets	683,055	581,418

Property and equipment at cost, less accumulated depreciation and amortization	42,500	39,286
Goodwill	61,137	61,150
Other intangibles, net	7,164	9,031
Other assets	25,907	10,726
Total assets	$819,763	$701,611

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$22,033	$16,238
Accrued liabilities	25,915	26,938
Current portion of obligation under capital lease	55	153
Income taxes payable	4,983	2,273
Total current liabilities	52,986	45,602

Obligation under capital lease, less current portion	131	452
Deferred income taxes	1,189	723
Deferred rent	566	518
Other long-term liabilities	3,553	2,401
Total liabilities	58,425	49,696

Stockholders’ equity:
Preferred stock	—	—
Class A Common Stock	717	711
Additional paid-in capital	81,691	61,929
Retained earnings	674,528	585,846
Accumulated other comprehensive income	4,402	3,429
Total stockholders’ equity	761,338	651,915
Total liabilities and stockholders’ equity	$819,763	$701,611

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
Net sales	$171,176	$134,649	$488,180	$389,197
Cost of sales	84,030	66,876	235,916	190,517
Gross profit	87,146	67,773	252,264	198,680
Operating expenses:
Selling and marketing	19,217	15,871	54,447	47,128
Research and development	9,596	7,898	27,725	23,037
General and administrative	11,865	9,937	37,139	30,437
Amortization of intangible assets	647	371	1,921	1,113
Exit costs	715	—	1,953	—
Merger costs	10	—	68	—
Total operating expenses	42,050	34,077	123,253	101,715

Operating income	45,096	33,696	129,011	96,965

Other income (expense):
Investment income (loss)	2,515	(982)	7,678	4,474
Interest expense	(7)	(64)	(39)	(116)
Foreign exchange gains (losses)	737	(18)	493	(248)
Other, net	(381)	(263)	(1,232)	(549)
Total other income	2,864	(1,327)	6,900	3,561

Income before income taxes	47,960	32,369	135,911	100,526
Income taxes	16,641	9,370	47,229	33,225
Net income	$31,319	$22,999	$88,682	$67,301

Basic earnings per share	$0.44	$0.32	$1.24	$0.95
Diluted earnings per share	$0.43	$0.32	$1.22	$0.94

Basic weighted average shares outstanding	71,696	70,880	71,489	70,536
Diluted weighted average and equivalent shares outstanding	72,673	71,785	72,485	71,331

Note: Share and per-share figures were adjusted for a three-for-two stock split that was paid in the form of a 50% stock dividend on August 25, 2004.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended
	October 2, 2004	September 27, 2003
Cash flows from operating activities:
Net income	$88,682	$67,301
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,030	8,619
Tax benefit from exercise of options	6,346	3,362
Deferred income taxes	(505)	462
Changes in assets and liabilities:
Accounts receivable, net	(13,272)	(10,549)
Inventories	(11,472)	(713)
Other assets	(14,071)	(8,357)
Accounts payable	5,705	1,457
Accrued liabilities	(1,028)	1,529
Income taxes payable	2,697	4,921
Other operating activities	542	(2,027)
Net cash provided by operating activities	72,654	66,005

Cash flows from investing activities:
Purchases of property and equipment	(10,298)	(6,293)
Purchases of investments and marketable securities	(1,072,540)	(927,794)
Sales of investments and marketable securities	993,351	855,214
Net cash used in investing activities	(89,487)	(78,873)

Cash flows from financing activities:
Proceeds from exercise of stock options and stock purchase plan purchases	13,660	13,891
Payments for obligation under capital lease	(419)	(198)
Other financing activities	(238)	(142)
Net cash provided by financing activities	13,003	13,551

Effect of exchange rate changes on cash	(167)	782

Net increase (decrease) in cash and cash equivalents	(3,997)	1,465
Cash and cash equivalents at beginning of period	14,266	18,418
Cash and cash equivalents at end of period	$10,269	$19,883

Supplemental disclosures of cash flow information:
Interest paid	$39	$116
Income taxes paid	39,515	29,226

Supplemental disclosures of non-cash transactions:
Conversion of Class B Common Stock to Class A Common Stock	—	88

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended
	October 2, 2004	September 27, 2003	Percent Change	Percent of Total Sales
Hardware	$135,383	$102,764	31.7	79.1
Supplies	29,007	24,436	18.7	16.9
Service and software	5,431	6,068	(10.5)	3.2
Shipping and handling	1,286	966	33.1	0.8
Cash flow from hedging activities	69	415	(83.4)	0.0
Total sales	$171,176	$134,649	27.1	100.0

Sales by Geographic Region

	Three Months Ended
	October 2, 2004	September 27, 2003	Percent Change	Percent of Total Sales
Europe, Middle East and Africa	$48,553	$40,759	19.1	28.4
Latin America	9,631	7,573	27.2	5.6
Asia-Pacific	13,578	10,558	28.6	7.9
Total international	71,762	58,890	21.9	41.9
North America	99,414	75,759	31.2	58.1
Total sales	$171,176	$134,649	27.1	100.0

Sales by Product Category

	Nine Months Ended
	October 2, 2004	September 27, 2003	Percent Change	Percent of Total Sales
Hardware	$381,027	$295,882	28.8	78.1
Supplies	85,953	71,781	19.7	17.6
Service and software	18,255	18,190	0.4	3.7
Shipping and handling	3,506	2,929	19.7	0.7
Cash flow from hedging activities	(561)	415	(235.2)	(0.1)
Total sales	$488,180	$389,197	25.4	100.0

Sales by Geographic Region

	Nine Months Ended
	October 2, 2004	September 27, 2003	Percent Change	Percent of Total Sales
Europe, Middle East and Africa	$154,161	$122,650	25.7	31.6
Latin America	27,522	21,428	28.4	5.6
Asia-Pacific	37,767	29,689	27.2	7.7
Total international	219,450	173,767	26.3	44.9
North America	268,730	215,430	24.7	55.1
Total sales	$488,180	$389,197	25.4	100.0